EXHIBIT 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc. ·  400 N. Sam Houston Parkway E., Suite 400  ·  Houston, TX  77060-3500  · 281-618-0400  ·  fax: 281-618-0505

For Immediate Release 12-018

Date:  October 16, 2012                                                                                              Contact:                 Terrence Jamerson
                         Director, Finance & Investor Relations

Helix Announces Sale of Pipelay Vessels

HOUSTON, TX - Helix Energy Solutions Group, Inc. (NYSE: HLX) has agreed to sell its three pipelay vessels, the Caesar, Express, Intrepid and related equipment in separate transactions for total cash consideration of $252,750,000.

On October 15, 2012, Helix entered into an agreement to sell the Caesar, Express and related equipment to Coastal Trade Limited for a total of $238,250,000. The sale of these assets is expected to close in two stages as each vessel completes its existing contractual backlog. The Express closing is expected to occur in February 2013 and the Caesar closing is expected to occur in July 2013. Helix has received a $50 million deposit in connection with this transaction which is only refundable in limited circumstances. The closing of this transaction is subject to customary closing conditions.

In a separate transaction, on September 26, 2012 Helix sold its pipelay vessel, Intrepid, to Stabbert Maritime Holdings, LLC for $14,500,000.

Helix will retain its Ingleside, Texas spoolbase facility and provide pipelay spooling services to the market.

Owen Kratz, President and Chief Executive Officer of Helix, stated, “As we previously discussed, our strategy is to aggressively invest and grow our Well Intervention and Robotics businesses. We see the divestiture of our pipelay fleet as an important step in accelerating our corporate strategy.”

About Helix

Helix Energy Solutions Group, headquartered in Houston, Texas, is an international offshore energy company that provides development solutions and other key life of field services to the energy market as well as to its own oil and gas business unit. For more information about Helix, please visit our website at www.HelixESG.com.

Forward-Looking Statements

Statements included in this news release regarding the timing of the closing, Helix’s strategy and other statements that are not historical facts are forward-looking statements. These statements involve risks and uncertainties including, but not limited to, actions by regulatory authorities or other third parties, satisfaction of closing conditions, delays, costs and difficulties related to the transaction, market conditions, and other risks described from time to time in our reports filed with the Securities and Exchange Commission ("SEC"), including the Company's most recently filed Annual Report on Form 10-K and in the Company’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. We assume no obligation and do not intend to update these forward-looking statements except as required by the securities laws.